®

PRESS RELEASE

www.inhibitex.com

CONTACTS:
Inhibitex, Inc.
Russell H. Plumb
Chief Executive Officer
(678) 746-1136
rplumb@inhibitex.com

Laura Perry (Investors)
Stern Investor Relations, Inc.
(212) 362-1200
laura@sternir.com

FOR IMMEDIATE RELEASE

INHIBITEX REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

-Initiation of Clinical Trials for FV-100 and Addition
of HIV Integrase Inhibitor Program Highlight Successful Quarter-

ATLANTA, GA – November 9, 2007 — Inhibitex, Inc. (Nasdaq: INHX) today announced its financial results for the third quarter ended September 30, 2007. The Company held cash, cash equivalents, short-term and long-term investments of $54.5 million at September 30, 2007, as compared to $61.4 million at December 31, 2006 and $56.6 million as of June 30, 2007.

“We had a very productive third quarter, making measurable progress in establishing and advancing our pipeline of antiviral programs,” stated Russell H. Plumb, president and chief executive officer of Inhibitex. “The quarter was highlighted by the acquisition of FermaVir, the in-licensing of a series of promising preclinical HIV integrase inhibitors, and most recently, the initiation of a single ascending dose clinical study of FV-100, a potent orally available nucleoside analogue we are developing to treat shingles (herpes zoster). Looking ahead over the next several quarters, we foresee meaningful scientific and clinical progress with our two lead antiviral programs. We expect to complete the ongoing first-in-man study of FV-100 during the fourth quarter and anticipate top line data from this trial around year end. We have also initiated preclinical in vivo studies of two integrase inhibitors, with the goal of advancing one of these into IND-enabling studies next year. Our objectives for the remainder of this year and into 2008 reflect our commitment to advance our portfolio of differentiated anti-infective programs into and through value-creating studies in a highly cost effective manner.”

Third Quarter 2007 Financial Results

The Company reported a net loss for the third quarter of 2007 of $36.1 million, which included a non-recurring, in-process research and development charge of $32.6 million, as compared to a net loss of $2.6 million for the third quarter of last year. The in-process research and development charge was recorded in the third quarter in connection with the completion of the Company’s stock-for-stock merger with FermaVir Pharmaceuticals, Inc. Due to the stage of development of the assets acquired from FermaVir and pursuant to generally accepted accounting principles in the United States, the relative fair value of the acquired in-process research and development assets, including the estimated costs to acquire them, was charged to expense on the date of acquisition. Basic and diluted net loss per share was $1.12 for the third quarter of 2007 as compared to $0.09 per share for the third quarter of 2006.

For the nine months ended September 30, 2007, the Company’s net loss was $37.9 million, as compared to a net loss of $19.2 million for the same period in 2006 and basic and diluted net loss per share was $1.22 as compared to $0.64 for the same period of 2006.

The significant increase in net loss and net loss per share for the third quarter and the nine months ended September 30, 2007, as compared to the same periods in 2006, was substantially the result of the $32.6 million non-recurring in-process research and development charge, as described above, and to a lesser extent, consideration paid to obtain a license for the HIV integrase inhibitor program and lower net interest income, offset in part by a decrease in recurring research and development and general and administrative expenses and an increase in revenue and other income.

Revenue for the third quarter of 2007 was $0.7 million as compared to $0.2 million in the third quarter of 2006. For the nine months ended September 30, 2007, revenue was $2.0 million as compared to $0.7 million for the same period in 2006. The increase in revenue in 2007 was primarily the result of the amortization of an upfront license fee received in January 2007 and periodic research-associated support fees received by the Company related to that license and development agreement.

Research and development expense for the third quarter of 2007 was $35.8 million, as compared to $2.5 million during the third quarter of 2006. The $33.3 million increase in 2007 was substantially the result of the $32.6 million non-recurring in-process research and development charge, as described above, and a $1.0 million increase in license fees related to obtaining a license for the HIV integrase inhibitor program, offset in part by a $0.2 million decrease in salaries, benefits and share-based compensation expense related to prior staff reductions and a $0.1 million decrease in depreciation and facility-related expenses.

For the nine months ended September 30, 2007, research and development expense increased to $39.0 million from $16.0 million for the same period in 2006. The $23.0 million increase was the result of the non-recurring $32.6 million in-process research and development charge in the third quarter as described above, offset in part by a $3.9 million decrease in direct clinical trial expenses, a $2.6 million decrease in costs related to the manufacture of clinical trial materials, a $2.5 million decrease in salaries, benefits, and share-based compensation expense related to prior staff reductions and a $0.6 million decrease in various other expenses, including lower depreciation and facility-related expenses, patent-related legal fees, preclinical development activities and the reduced use of laboratory supplies.

General and administrative expense decreased to $1.6 million in the third quarter of 2007 as compared to $2.0 million for the third quarter of 2006. The decrease of $0.4 million was the result of a decrease in accounting and legal fees and lower depreciation and facility-related expenses, insurance premiums, and travel expenses.

For the nine months ended September 30, 2007, general and administrative expense decreased to $4.9 million from $7.3 million for the same period in 2006. The decrease of $2.4 million was due to a $1.3 million reduction in professional fees, primarily as a result of lower consulting and legal expenses, a decrease of $0.4 million in salaries, benefits and share-based compensation expense associated with prior staff reductions, and a decrease in various other expenses of $0.7 million as a result of lower board of director cash retainers, insurance premiums, and travel and other expenses.

The Company recorded non-cash stock compensation expense of $0.6 million, or $0.02 per share, in the third quarter of 2007, of which $0.2 million was recorded as research and development expense and $0.4 million was recorded as general and administrative expense. For the nine months ended September 30, 2007, the Company recorded non-cash stock compensation expense of $1.5 million, or $0.05 per share, of which $0.3 million was recorded as research and development expense and $1.2 million was recorded as general and administrative expense.

For the three months ended September 30, 2007, other income decreased to nearly zero from $1.0 million in the third quarter of 2006. This decrease was the result of the expiration of a previously recorded liability being recognized in the third quarter of 2006.

For the nine months ended September 30, 2007, other income increased by $0.9 million as compared to the same period in 2006 as a result of a $1.9 million gain on the sale of excess raw materials recorded in 2007, whereas the same period of 2006 did not reflect such a gain but did reflect the recognition of the expiration of a previously recorded liability of $1.0 million.

Recent Corporate Developments

Progress with FV-100:

•	Initiation of FV-100 Clinical Trials – In October 2007, the Company commenced enrollment in a single ascending dose clinical trial to evaluate the safety and pharmacokinetics of three doses of FV-100 in 24 healthy volunteers. Top-line safety and pharmacokinetic data from the trial is expected around year end.

•	FV-100 Data Presented at ICAAC – In September 2007, preclinical data for FV-100 was presented at the 47th Annual Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC). The data demonstrated favorable antiviral and pharmacokinetic properties for FV-100, including the compound’s bioavailability and highly potent activity against varicella zoster virus (VZV).

•	Journal of Antimicrobial Chemotherapy (JAC) Publication - In October 2007, a paper titled “Preclinical Development of Bicyclic Nucleoside Analogues as Potent and Selective Inhibitors of Varicella Zoster Virus” was published in the Journal of Antimicrobial Chemotherapy. The publication summarized potency and other data from various preclinical studies that supported advancing FV-100 into clinical development.

Addition of HIV Integrase Inhibitor Program — In September 2007, the Company obtained an exclusive worldwide license from the University of Georgia Research Foundation with respect to intellectual property covering a series of orally available HIV integrase inhibitors and other antiviral compounds, including hepatitis C polymerase inhibitors.

New Ruling in Arbitration Proceeding with Nabi, Inc. — On October 18, 2007, the Company learned that the Supreme Court of New York (the “Court”) had ruled in its favor and vacated $3.3 million out of a total of $4.5 million that an arbitrator had awarded Nabi in February 2007. The arbitration related to amounts Nabi claimed were owed to it by the Company in connection with the Company’s termination, in early 2006, of a manufacturing and supply agreement between the parties. In March 2007, Nabi petitioned the Court to confirm the full $4.5 million arbitration award, including approximately $1.2 million with respect to restitution for services performed under the agreement and approximately $3.3 million relating to prospective cancellation fees. In April 2007, the Company cross-petitioned the Court to vacate the $3.3 million portion of the award relating to the cancellation fees. The Court vacated the $3.3 million award of cancellation fees but confirmed the $1.2 million award of restitution.

Acquisition of FermaVir Pharmaceuticals, Inc. — In September 2007, the Company completed its merger with FermaVir Pharmaceuticals, Inc. after the transaction was approved by both companies’ shareholders.

Financial Guidance

The Company updated its 2008 financial guidance to reflect its acquisition of FermaVir, the clinical status of FV-100, and its preclinical development plans related to its recently in-licensed series of integrase inhibitors. The Company now anticipates that its net cash burn for calendar year 2008 will range from $13 to $16 million. This financial guidance does not consider or reflect the financial or operating impact of any additional collaborations, alliances or in-licensing, acquisition, or merger transactions that may occur in the future.

Financial guidance involves a high level of uncertainty and is subject to numerous assumptions and factors. With respect to the Company, these factors include, but are not limited to: the funding requirements of conducting preclinical research; the time and cost to manufacture clinical trial materials; the variability, timing and costs associated with conducting clinical trials, the enrollment rates in such trials and the results of these clinical trials; receiving regulatory approvals on a timely basis to proceed with the development of a drug candidate; the cost of filing, prosecuting and enforcing patents or other intellectual property rights; changes in the Company’s strategy or development plans in the future; and the level of general and administrative expenses needed to support the Company’s business strategy and its publicly-traded status.

Conference Call and Webcast Information

Russell H. Plumb, president and chief executive officer of Inhibitex, and other members of management will review the Company’s third quarter 2007 operating results and financial position, as well as provide a general update on the Company via a webcast and conference call today at 8:30 a.m. EST. To access the conference call, please dial 866-356-3095 (domestic) or 617-597-5391 (international) and reference the access code 42046342. A replay of the call will be available from 10:30 a.m. EST on November 9, until December 8, 2007 at midnight. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international) and reference the access code 69525970. A live audio webcast of the call and the archived webcast will be available in the Investors section of the Inhibitex website http://www.inhibitex.com.

About Inhibitex

Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on developing products that can treat and prevent serious infections. In addition to its emerging antiviral pipeline, which includes FV-100, a potent, orally available nucleoside analogue being developed to treat shingles (herpes zoster), a series of orally available HIV integrase inhibitors, HCV polymerase inhibitors and a family of nucleoside analogues with activity against cytomegalovirus, the Company has several programs and collaborations based upon its proprietary MSCRAMM® protein platform. These include Aurexis®, a humanized monoclonal antibody being developed for the treatment of serious Staphylococcus aureus bloodstream infections, including those caused by MRSA as well as license agreements with Wyeth for the development of staphylococcal vaccines and with 3M for the development of diagnostics.

For additional information about the Company, please visit www.inhibitex.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts included in this press release, including statements regarding the expected time frame in which the ongoing single ascending dose clinical trial of FV-100 will be completed; when top line data from that trial will be available; plans to initiate additional Phase I studies of FV-100 next year; the potential to advance an integrase inhibitor into IND-enabling studies next year; and the Company’s anticipated net cash burn in 2008 are forward-looking statements. These plans, intentions, expectations or estimates may not actually be achieved and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including risks related to: the continued successful development of FV-100 and the Company’s other development programs, including obtaining satisfactory data from preclinical and clinical trials and receiving regulatory approval to further advance development; obtaining, maintaining and protecting the intellectual property incorporated into and supporting its product candidates; maintaining expenses, revenues and other cash expenditures substantially in line with planned or anticipated amounts; Wyeth and/or 3M terminating or revising their respective agreements with the Company; and other cautionary statements contained elsewhere herein and in its Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the Securities and Exchange Commission, or SEC, on March 16, 2007 and its Quarterly Reports on Form 10-Q for March 31, 2007, as filed with the SEC on May 10, 2007, and for June 30, 2007 as filed on August 9, 2007. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company’s business, financial condition, results of operations, and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.

Inhibitex®, MSCRAMM®, Veronate®, and Aurexis® are registered trademarks of Inhibitex, Inc.

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INHIBITEX, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$17,024,147	$19,681,861
Short-term investments	36,964,313	41,676,223
Prepaid expenses and other current assets	998,491	1,002,810
Accounts receivable	438,528	332,669

Total current assets	55,425,479	62,693,563
Property and equipment, net	2,765,981	3,530,796
Other assets and investments	545,105	—

Total assets	$58,736,565	$66,224,359

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,761,055	$629,249
Accrued expenses	7,276,562	7,392,210
Current portion of notes payable	312,500	833,333
Current portion of capital lease obligations	742,770	816,184
Current portion of deferred revenue	1,191,667	191,667
Other current liabilities	152,727	152,728

Total current liabilities	11,437,281	10,015,371
Long-term liabilities:
Notes payable, net of current portion	781,250	625,000
Capital lease obligations, net of current portion	218,285	829,871
Deferred revenue, net of current portion	425,000	537,500
Other liabilities, net of current portion	1,023,480	1,139,599

Total long-term liabilities	2,448,015	3,131,970

Total liabilities	13,885,296	13,147,341
Stockholders’ equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized at September 30, 2007 and December 31, 2006; none issued and outstanding	—	—
Common stock, $.001 par value; 75,000,000 shares authorized at September 30, 2007 and December 31, 2006; 42,393,979 and 30,278,135 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	42,394	30,278
Common stock warrants	15,551,492	11,517,743
Additional paid-in capital	239,793,901	214,192,588
Other comprehensive income	73,951	12,000
Deficit accumulated during the development stage.	(210,610,469)	(172,675,591)

Total stockholders’ equity	44,851,269	53,077,018

Total liabilities and stockholders’ equity	$58,736,565	$66,224,359

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INHIBITEX, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenue:
License fees and milestones	$412,500	$37,500	$1,237,500	$112,500
Collaborative research and development	250,000	125,000	750,000	375,000
Grants and other revenue	—	6,127	28,500	193,579
Total revenue	662,500	168,627	2,016,000	681,079
Operating expense:
In-process research and development	32,575,273	—	32,575,273	—
Research and development	3,223,154	2,510,667	6,468,191	15,985,417
Total research and development	35,798,427	2,510,667	39,043,464	15,985,417
General and administrative ....	1,581,888	1,953,787	4,849,952	7,328,153
Total operating expense	37,380,315	4,464,454	43,893,416	23,313,570
Loss from operations	(36,717,815)	(4,295,827)	(41,877,416)	(22,632,491)
Other (expense) income, net	(31)	1,002,250	1,944,548	1,059,993
Interest income net	645,085	704,996	1,997,990	2,329,441
Net loss ..............................	$(36,072,761)	$(2,588,581)	$(37,934,878)	$(19,243,057)
Basic and diluted net loss per Share	$(1.12)	$(0.09)	$(1.22)	$(0.64)

Weighted average shares used to compute basic and diluted net loss per share	32,170,657	30,272,775	31,168,994	30,253,888

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